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               WYETH AFFIRMS THE SAFETY AND EFFICACY OF EFEXOR AND
                     EFEXOR XL IN RESPONSE TO MHRA ACTIONS
                              ON SSRI's AND EFEXOR

             --MHRA Proposed Changes to EFEXOR Label Not Consistent
                           with Scientific Evidence--


         Taplow, U.K., December 6, 2004 --Wyeth Pharmaceuticals, a division of Wyeth (NYSE:WYE), today affirms the safety and efficacy of EFEXOR(R) (venlafaxine HCl) and EFEXOR XL(R) (venlafaxine HCl sustained release), (collectively EFEXOR), and disagrees with the United Kingdom's (UK) Medicine and Healthcare Products Regulatory Agency's (MHRA) decision to require interim measures that would restrict access to these treatments.

"Wyeth's most recent review of preclinical and clinical data, and 10 years of post-marketing experience with more than 10 million patients, confirm the safety and efficacy of EFEXOR for the treatment of depression and anxiety," says Gary
L. Stiles, M.D., Executive Vice President, Chief Medical Officer for Wyeth Pharmaceuticals.

         The MHRA has required provisional labeling for EFEXOR in the UK that will state that: initiation of treatment should be restricted to specialist care with starting doses limited to 75mg; the products are indicated for moderate to severe patients; a baseline ECG is recommended for new patients; and, the products are contraindicated in patients with preexisting cardiovascular disease. Additional information regarding the MHRA's action is available on its Internet web site at www.mhra.gov.uk.

         The MHRA's provisional action stems from, among other factors, its view that EFEXOR could be associated with disruption of the heart rhythm, and could be associated with severe reactions following abrupt discontinuation. Additionally, the Agency reviewed publications relying on data from the Office of National Statistics (ONS). The ONS data suggest that EFEXOR is associated with a rate of fatal overdose significantly higher than selective serotonin reuptake inhibitors (SSRIs), but significantly lower than the rate associated with tricyclic antidepressants (TCAs).

         Wyeth's analyses of the ONS report using the UK's General Practice Research Database (GPRD) found that physicians prescribed EFEXOR to patients who on average had more risk factors for suicide than patients who were prescribed certain SSRIs. This is not unexpected since in clinical practice EFEXOR is frequently used when other agents (SSRIs, TCAs) have been ineffective. Specifically, prior to receiving EFEXOR, these patients had a higher incidence of prior hospitalizations for depression, schizophrenia along with depression, failure to respond to other antidepressants, and suicidal behavior in the preceding year. The magnitude of these risk factors is strikingly similar to the different rates of fatal overdose that were seen.

         Moreover, in data from clinical trials in which there were controls to assure that patients were similar, EFEXOR was superior to placebo in reducing suicidal thoughts and performed at least as well as comparator SSRIs. Thus it appears most likely that the increased rate of fatal overdose observed with EFEXOR actually reflects a differential risk of suicide attempt inherent to the patients' conditions rather than a direct effect of EFEXOR itself.

         "These data do not establish a relationship between therapeutic doses of EFEXOR and cardiac arrhythmias (disruptions of the heart rhythm) beyond what is currently described in our labeling," says Dr. Stiles.

          Allison Jeynes-Ellis, M.D., Wyeth Medical Director, United Kingdom and Republic of Ireland, adds, "The MHRA's conclusions fail to account for these critical data. Restricting access to medication is not in the best interest of patients, and is a backward step in the treatment of depression in this country. In the UK, many of the nearly 300,000 EFEXOR patients have failed on one or more other antidepressants. The MHRA's action may lead to the increased use of less appropriate medications such as TCAs that have a long history of safety concerns
- including a higher risk of fatal overdose, suicide, and disruptions of cardiac rhythm at therapeutic doses."

         The MHRA has asked for new class labeling addressing suicide risk, dosing and discontinuation. Wyeth finds these changes consistent with the Company's recent labeling proposals made in the UK and is evaluating the appropriateness of these changes in other parts of the world.

         While the MHRA has reaffirmed EFEXOR as an "important drug in treating many patients with depressive illness," Wyeth finds that the provisional labeling required by the MHRA will needlessly place restrictions on the future use of EFEXOR by inappropriately defining broad cardiovascular contraindications and by limiting initiation of EFEXOR therapy to specialist care.

         Wyeth will challenge the MHRA's action and has urged the agency to accept the Company's previous recommendations for enhanced labeling, educational initiatives, and new packaging aimed to help physicians and patients reduce the risk of suicide and overdose. During the process, Wyeth will comply with the MHRA interim measures in accordance with regulation 6A of the Medicines for Human Use Regulations 1994. In addition, the Company intends to communicate with regulatory bodies worldwide regarding this information.

BACKGROUND INFORMATION

Treatment of Depression in the UK
---------------------------------

         In the UK, the treatment of depression is most often initiated and managed by General Practitioners in the primary care setting. Restricting initiation of treatment with EFEXOR to specialist care will place an unnecessary burden on specialists and could be detrimental to patients. According to the Department of Health, in the first quarter of 2004, approximately 10,000 UK mental health patients had to wait more than 17 weeks to see a psychiatrist. This is concerning, as frequency and ease of access to a physician is considered essential in efforts to prevent suicides in patients with significant depression.

Discontinuation of Treatment
----------------------------

         Discontinuation of EFEXOR may cause withdrawal symptoms in some patients. It has always been recommended that discontinuation of therapy be gradual, as appropriately tapering the dose minimizes the risk of patients developing symptoms. Patients should not discontinue therapy without consulting with their prescribing physician.

About Venlafaxine in the United States
--------------------------------------

         In the United States, venlafaxine is marketed as EFFEXOR(R) (venlafaxine HCl) and EFFEXOR XR(R) (venlafaxine HCl sustained release). EFFEXOR XR is indicated for the treatment of patients with major depressive disorder, generalized anxiety, and social anxiety disorder. EFFEXOR/EFFEXOR XR is contraindicated in patients taking monoamine oxidase inhibitors (MAOIs). Both adult and pediatric patients taking antidepressants can experience worsening of their depression and/or the emergence of suicidality. Patients should be observed closely for clinical worsening and suicidality, especially at the beginning of drug therapy, or at the time of increases or decreases in dose.

         Anxiety, agitation, panic attacks, insomnia, irritability, hostility, impulsivity, akathisia, hypomania, and mania have been reported in patients taking antidepressants. Discontinuation or modification of therapy should be considered when symptoms are severe, abrupt in onset, or not part of presenting symptoms.

         Treatment with venlafaxine is associated with sustained increases in blood pressure (BP) in some patients. Regular BP monitoring is recommended. Abrupt discontinuation or dose reduction has been associated with discontinuation symptoms. Patients should be counseled on possible discontinuation symptoms and monitored while discontinuing the drug; the dose should be tapered gradually.

         The most common adverse events reported in EFFEXOR XR short-term placebo-controlled depression trials and EFFEXOR XR short-term placebo-controlled depression, generalized anxiety disorder (GAD), and/or social anxiety disorder trials (incidence [greater than or equal to] 10% and [greater than or equal to] 2x that of placebo) were anorexia, asthenia, constipation, dizziness, dry mouth, ejaculation problems, impotence, insomnia, nausea, nervousness, somnolence, and sweating.

         EFFEXOR XR was discovered and developed by Wyeth Pharmaceuticals, the pharmaceutical division of Wyeth. The product is also marketed by Wyeth Pharmaceuticals. The FDA approved the immediate-release formulation in 1993; the extended-release (XR) formulation was approved in 1997. These medications are available only by prescription.

About Wyeth Pharmaceuticals
---------------------------

         Wyeth Pharmaceuticals, a division of Wyeth (NYSE:WYE), has leading products in the areas of women's health care, cardiovascular disease, central nervous system, inflammation, transplantation, hemophilia, oncology, vaccines and nutritional products. Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies.

         It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products, and nonprescription medicines that improve the quality of life for people worldwide.

         The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Health Care, and Fort Dodge Animal Health.

                                     ######

The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events. These statements should be evaluated together with the many risks and uncertainties that affect Wyeth's business, including those detailed from time to time in Wyeth's periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements as a result of these risks and uncertainties. Wyeth assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investors are directed for more information to Wyeth's Current Report on Form 8-K regarding the MHRA's action, which will be filed today with the United States Securities and Exchange Commission and will be available on Wyeth's web site at www.wyeth.com.
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